Exhibit 99.2

Horizon Pharma plc

Acquisition of Hyperion Therapeutics

March 30, 2015

Non-Confidential Information – Horizon Pharma plc

Forward-Looking Statements

This presentation contains forward-looking statements, including, but not limited to, statements related to Horizon’s anticipated acquisition of Hyperion Therapeutics, Inc. and the timing and benefits thereof, estimated future financial results and performance of the Hyperion business and Horizon’s business as a whole, Horizon’s financing plans, and other statements that are not historical facts.

These forward-looking statements are based on Horizon’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Horizon’s ability to complete the acquisition and obtain expected financing on the proposed terms and schedule; the outcome of legal proceedings that may be instituted against Hyperion and/or others relating to the acquisition; the possibility that competing offers will be made; risks associated with business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not occur; uncertainty of the expected financial performance and results of the Hyperion business or the combined company following completion of the proposed acquisition; the ability to protect intellectual property and defend patents; and those risks detailed from time-to-time under the caption “Risk Factors” and elsewhere in Horizon’s and Hyperion’s SEC filings and reports, including their respective Annual Reports on Form 10-K for the year ended December 31, 2014. Horizon undertakes no duty or obligation to update any forward-looking statements contained in this presentation as a result of new information, future events or changes in its expectations.

For full prescribing information refer to product websites.

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Non-Confidential Information – Horizon Pharma plc

Additional Information

The tender offer described in this presentation (the “Offer”) has not yet commenced, and this presentation is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Hyperion or any other securities. On the commencementdateoftheOffer,atenderofferstatementonScheduleTO,includinganoffertopurchase,aletteroftransmittal and related documents, will be filedwiththe SEC by Horizon and a Solicitation/Recommendation Statement on Schedule 14D-9 willbefiledwiththeSECbyHyperion.TheoffertopurchasesharesofHyperioncommonstockwillonlybemadepursuanttothe offer to purchase, the letter of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE OFFER, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The tender offer statement will be filed with the SEC by Ghrian Acquisition Inc., a wholly owned subsidiary of Horizon Pharma, Inc., which is an indirect wholly owned subsidiary of Horizon Pharma plc, and the solicitation/recommendation statement will be filed with the SEC by Hyperion. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintainedbytheSECatwww.sec.govorbydirectingsuchrequeststotheInformationAgentfortheOffer,whichwillbenamed inthetenderofferstatement.

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Non-Confidential Information – Horizon Pharma plc

Note Regarding Use of Non-GAAP Financial Measures

EBITDA, or earnings before interest, taxes, depreciation and amortization, and adjusted EBITDA are used and provided by Horizon as non-GAAP financial measures. Adjustments to expected EBITDA related to RAVICTI and BUPHENYL are expected exclude acquisition transaction related expenses, loss on debt extinguishment, as well as non-cash items such as stock compensation, depreciation and amortization, royalty accretion, non-cash interest expense, and other non-cash adjustments. Certain other special items or substantive events may also be included in the non-GAAP adjustments periodically when their magnitude is significant within the periods incurred. Horizon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Horizon's financial performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of Horizon's expected operational results and trends. In addition, these non-GAAP financial measures are among the indicators Horizon's management uses for planning and forecasting purposes and measuring Horizon's performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by Horizon may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Horizon has not provided a reconciliation of expected 2016 adjusted EBITDA related to RAVICTI and BUPHENYL to a net income (loss) outlook because certain items that are a component of net income (loss) but not part of adjusted EBITDA, such as stock compensation and acquisition related expenses, cannot be reasonably projected, either due to the significant impact of changes in Horizon's stock price on stock compensation, or the variability associated with acquisition related expenses due to timing and other factors.

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Non-Confidential Information – Horizon Pharma plc

HORIZON

Compelling Strategic and Financial Benefits

Expands and diversifies our product portfolio with two complementary products that treat urea cycle disorders (UCDs), a collection of ultra-orphan metabolic disorders

– RAVICTI® (glycerol phenylbutyrate) Oral Liquid

– BUPHENYL® (sodium phenylbutyrate) Tablets and Powder(1)

Immediately accretive to non-GAAP adjusted Earnings Per Share

Expected incremental 2016 adjusted EBITDA of approximately $100 million

Leverages our existing orphan disease business and corporate infrastructure to offer revenue and operating synergies

– Expected operating synergies of more than $50 million in 2016

5	(1) BUPHENYL is known as AMMONAPS in Sweden

Non-Confidential Information – Horizon Pharma plc

Transaction Highlights

Deal • Cash tender offer at $46.00 per share

Terms • Transaction value of approximately $940 million

Expected to close during 2Q 2015

Subject to the receipt of certain regulatory clearances and the Timing tender of a majority of the outstanding Hyperion shares

Support agreements in place which represent approximately 21% of outstanding shares

$900 million in debt commitments + Horizon’s existing isting cash sh Financing Replace Re ce the debt commitments through new debt issuances

Plans

Replace our Senior Secured Credit Facility

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Non-Confidential Information – Horizon Pharma plc

Seven U.S. Products in Three Market Segments(1)

Orphan Diseases Primary Care Specialty

14 clinical sales associates 325 sales reps 40 sales reps

– Academic medical centers – Primary care – Rheumatology Infectious disease, Orthopedic surgeons immunology, metabolic geneticists, pediatric hematology/oncology

7 (1) Assumes the closing of the proposed acquisition of Hyperion Therapeutics Non-Confidential Information – Horizon Pharma plc

What are UCDs?

Overview

Symptoms and Diagnosis

Management

Genetic deficiency in 1 of 8 enzymes/ transporters that constitute the urea cycle

Liver is unable to properly convert ammonia to urea to be eliminated from the body as urine

Elevated levels of ammonia in the blood can be toxic

Severity varies greatly depending on subtype, full or partial deficiency and other factors

Wide range of symptoms

Results in frequent misdiagnoses

Excessively high levels of ammonia can result in a hyperammonemic crises

May result in irreversible brain damage, coma or death

Symptoms typically first appear in infants, but can also present later in life

Blood ammonia level and other tests utilized

Newborn screening detects 3 of the 8 subtypes

Dietary protein restriction

Dietary supplements

Amino acids

Sodium benzoate

Phenylbutyric acid (PBA) medications, also known as ammonia scavengers

RAVICTI: oral liquid form for chronic use

BUPHENYL: tablet or powder form for chronic use

AMMONUL®: IV form for acute hospital use

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Non-Confidential Information – Horizon Pharma plc

RAVICTI’s Superior Profile Drives Improved Compliance

90%+ RAVICTI compliance rate

(1)

Patent / Exclusivity #

Form Oral liquid Tablets or powder Max Daily Dose 3 teaspoons 40 tablets Taste and Smell Virtually none Repellant Sodium Content None High levels Age Range in Label 2 years of age All ages

Current Marketing U.S., Canada, Japan, Sweden U.S.

Approval(s) and other ex-U.S. territories Orphan Exclusivity to 2020; None; IP 2 method patents with generic powder protection to 2030 and 2032 on the market

9 (1) BUPHENYL is known as AMMONAPS in Sweden

Non-Confidential Information – Horizon Pharma plc

UCD U.S. Market Overview

UCD Diagnosed Patients (~1,100)

March 2015[1]


~425
39%
355
32%
~325
29%

- RAVICTI
- Sodium phenylbutyrate (NaPBA)[1]
- Diagnosed, PBA Treatment Naïve

UCD Market Key Priorities

1. Transition NaPBA patients to RAVICTI
2. Diagnosed, PBA treatment naïve
3. Newly diagnosed (~35 patients per year)
4. Undiagnosed (~1,000 patients)
5. Expanded label: patients <2 years old[2]

(1) RAVICTI and BUPHENYL Rx data, Source Healthcare, market research, Hyperion field data experience
(2) Includes patients on both branded BUPHENYL and generic NaPBA powder
(3) Subject to FDA approval; clinical trial ongoing

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Non-Confidential Information – Horizon Pharma plc

HORIZON

Strong Revenue Base for Future Growth

Historical Net Revenues ($ in millions)

BUPHENYL

One-time adjustment(1) $37 RAVICTI $31

$26

(1)	-

$20 -$19 $16

—

$26 $22

$7—$20

- $14 $16

$1 $6 $10

-

95%+ payor coverage

<10 days from Rx receipt to fulfillment

Low co-pays: ~2/3 of patients pay $10 out-of-pocket

90%+ compliance rate

1Q 2013 2Q 2013 3Q 2013 4Q 2013 1Q 2014 2Q 2014 3Q 2014 4Q 2014

(1) One-time increase in RAVICTI revenues due to transitioning to the sell-in revenue recognition method from the sell-through method. Includes previously deferred revenue and changes in specialty distributors’ and pharmacies’ inventory levels during Q2 2014.

Non-Confidential Information – Horizon Pharma plc

Future RAVICTI Growth Drivers

U.S.

- Continued NaPBA transitions to RAVICTI
- Further penetration into diagnosed, PBA treatment naïve and newly diagnosed patient populations
- Increasing patient communications
  - Patient ambassador program
  - Patient meet-ups
- Physician education and support
  - Emphasize importance of ammonia control
  - Biomarkers
- Ongoing study in patients <2 years of age
  - Anticipated sNDA filing in Q2:16
- THRIVE registry
  - UCD patient registry to generate longitudinal data
- Increasing diagnoses

Ex-U.S.

- Europe
  - MAA under review
  - Approval requested for patients ≥2 months of age
  - Preparing response to 120-day report
  - Decision anticipated in late 2015 / early 2016
- Canada
  - NDS under review
  - Data protection decision pending – 1st approval by a taste masked NaPBA in January 2015

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Non-Confidential Information – Horizon Pharma plc

HORIZON

Attractive Fit with our Orphan Disease Business

• CGD/SMO and UCD are similar target disease states

Genetic diseases that typically first appear in children

• Similar market size and dynamics

– UCD prevalence of ~2,100 compared to CGD/SMO of ~1,800

– High percentage of undiagnosed or misdiagnosed patients

– Infrequent trips to the physician by the patients

• Significant overlap of key accounts

– Different specialists within the same academic medical centers

• Leverage our ACTIMMUNE experience to take RAVICTI to the next level

– Combine our patient targeting strategies

– Leverage sales reps, MSLs and payor team members

– HUB management

– Patient communications

RAVICTI in Hepatic Encephalopathy (HE)

• Horizon does not plan to pursue the contemplated Phase 3 trial of RAVICTI in HE

• Significant costs required to run the trial ($60+ million) and extended timeline before potential launch (late 2018 or 2019)

• Unattractive economics to launch in HE market

– Pricing difficulty given HE market size and current HE market leader pricing

– Significant commercial infrastructure required to effectively commercialize a product in the HE market

• Challenging product positioning vs. currently marketed therapies for HE

Non-Confidential Information – Horizon Pharma plc

Track Record of Successful Acquisitions

(1)

(2)

April 2010 November 2013 September 2014 October 2014 2Q 2015(3) Nitec Pharma Acquired from Vidara Acquired from Hyperion acquisition AstraZeneca Therapeutics Nuvo Research Therapeutics acquisition acquisition

(1) RAYOS is known as LODOTRA outside the United States (2) BUPHENYL is known as AMMONAPS in Sweden

15 (3) Expected closing date

Non-Confidential Information – Horizon Pharma plc

Capital Information

December 31,

($ in millions) 2014 Adjusted

(1)

Cash and cash equivalents $218.8 n/a

(2)

5.0% Convertible Notes 61.0 $28.7

2.5% Exchangeable Notes 0.0 400.0 (3)

(4)

Senior Secured Credit Agreement 300.0 0.0

(5)

New debt issuances 0.0 900.0

Total Debt $361.0 $1,328.7

(6)

Shares outstanding 124.0 132.2

(7)

Diluted shares outstanding 150.5 174.0

(1) The cash balance at December 31, 2014 does not reflect (a) net proceeds of approximately $386 million from the March 2015 issuance of $400 million of Exchangeable Notes and (b) payments of approximately $5.9 million for induced conversions of Convertible Notes in March 2015. Also does not include cash and investments held by Hyperion as of December 31, 2014.

(2) Includes conversions during the first quarter of 2014; assumes no additional induced conversions occur between March 30, 2015 and the closing date of the Hyperion acquisition. (3) Represents 2.5% Exchangeable Notes issued by the company in March 2015.

(4) Assumes that the outstanding amounts under the Senior Secured Credit Facility are paid off as part of new financing related to the Hyperion acquisition. (5) Firm commitment in place for $900 million of financing to fund the Hyperion acquisition and payoff the Senior Secured Credit Facility.

(6) Increase from December 31, 2014 results from shares issued from (a) stock option and warrant exercises, (b) vesting of RSUs and (c) the induced conversion of Convertible Notes.

(7) Increase from December 31, 2014 results from (a) potential shares to be issued related to the $400 million of Exchangeable Notes issued in March 2015 and (b) grants of stock options, RSUs and PSUs during the first quarter of 2015.

Non-Confidential Information – Horizon Pharma plc

We Plan to Continue Our Aggressive Acquisition Strategy

• Maximize shareholder value creation by executing on our aggressive business development strategy via product/company acquisitions

PCP, Specialty Products with Products with Expected to U.S. marketed and Orphan differentiated potential yield attractive tractiv

products/ assets clinical annual net companies benefits and financial leveraging core regardless of long sales of $20 strengths therapeutic proprietary million to returns and area lives $200 million rapid accretion

Non-Confidential Information – Horizon Pharma plc

Horizon Pharma plc

Acquisition of Hyperion Therapeutics

March 30, 2015

Non-Confidential Information – Horizon Pharma plc